EXHIBIT 99

Network Equipment Technologies Announces
Final Results for Q3 Fiscal 2006

Fremont, CA, January 18, 2006 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), today reported its final results for the third quarter of fiscal 2006.

For the third quarter of fiscal 2006, total revenue was $16.4 million, down from $21.6 million in the prior quarter and $29.7 million in the same period of the prior year. Product revenue was $13.7 million, down from $18.1 million in the prior quarter and $25.4 million in the same period of the prior year.

Net loss for the quarter was $6.2 million, or $0.25 per share, compared to a net loss of $5.7 million or $0.23 per share in the prior quarter and a net loss of $2.9 million, or $0.12 per share for the same period of the prior year.

Cash balances at the end of the quarter were $89.7 million, compared to $94.6 million in the prior quarter, and $104.7 million, including $697,000 of long-term restricted cash included in other assets, for the same period of the prior year.

President and CEO C. Nicholas Keating remarked, “In the third quarter, our revenues were down significantly as our government business was hurt by further project and budget delays. We are aggressively pursuing our new product initiatives and distribution partnerships, but these efforts will take some time to provide revenue. During this time, we have continued to reduce operating expenses and we remain focused on cash management, as evidenced by our continued strong cash position at quarter end.”

Keating continued, “I am very pleased with the product strategy that we are working on for our two primary markets:  government and enterprise. The new network exchange product we are jointly developing with Bay Microsystems will be aimed initially at government applications, including high-speed SAN to WAN communications and secure grid computing, but its high performance can serve new applications and markets in the future. We are also working on a much smaller IP-based product designed for tactical military and disaster preparedness applications, which will inter-operate with existing Promina networks. And our new voice exchange platforms, based on our Shout platform, will allow enterprises to invest in new VoIP applications today, with equipment perfectly suited to the coming convergence of mobile corporate communications, including Voice-over-WiFi and dual-mode cellular and wired connections.”

Highlights:

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Entered partnership with Bay Microsystems to deliver a secure high-speed multiservice platform to switch and aggregate data at full line rates of 10 gigabits per second.

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Launched a new “voice exchange” strategy, under which our Shout product will form the basis of a new “Universal Voice Exchange” platform, the VX Series, to further the conversion of TDM to IP traffic and the convergence of voice traffic from desktop applications to mobile corporate communications.

•

Received initial orders related to USMC Transition Switch Module (TSM) and US Army Joint Network Nodes (JNN) for ultimate use in the WIN-T initiative.

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Named Talbot Harty as Vice President of Marketing and Chief Technology Officer, Terry Fore as Vice President of Operations, and David Wagenseller as Vice President of Finance.

About Network Equipment Technologies, Inc.

Network Equipment Technologies is a leading provider of networking equipment that enables its customers to adapt to a broadband future. An architect of the networking industry, N.E.T. has been supplying service providers, governments and enterprises around the world with networking technology for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to products, revenue, expenses, cash balances, existing and potential strategic relationships, product development initiatives, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the volume and timing of orders and revenue, our ability to commercialize new products and product enhancements, the performance of strategic partners regarding product and marketing activities, and changes in the mix of products we sell and the potential reductions in margin as a result, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 25, 2005, and  its most recent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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Promina and SHOUT are trademarks of Network Equipment Technologies, Inc.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	Dec 30, 2005	Dec 24, 2004	Dec 30, 2005	Dec 24, 2004
Revenue:
Product	$13,687	$25,363	$46,539	$77,217
Service and other	2,665	4,314	9,821	13,153
Total revenue	16,352	29,677	56,360	90,370
Costs of sales:
Cost of product revenue	6,647	10,381	20,888	29,571
Cost of service and other revenue	2,484	4,081	8,824	12,411
Total cost of sales	9,131	14,462	29,712	41,982
Gross margin	7,221	15,215	26,648	48,388
Operating expenses:
Sales and marketing	5,061	6,629	18,227	21,180
Research and development	5,563	6,134	17,334	20,075
General and administrative	3,053	2,514	8,040	7,623
Restructuring costs (benefit)	(90)	2,846	1,825	4,117
Total operating expenses	13,587	18,123	45,426	52,995
Loss from operations	(6,366)	(2,908)	(18,778)	(4,607)
Other income (expense), net	(69)	37	(11)	1,380
Interest income (expense), net	217	(7)	567	(210)
Loss before taxes	(6,218)	(2,878)	(18,222)	(3,437)
Income tax expense (benefit)	30	5	(1,151)	(1,115)
Net loss	$ (6,248)	$(2,883)	$ (17,071)	$(2,322)
Per share data:
Net loss:
Basic	$ (0.25)	$(0.12)	$ (0.69)	$(0.10)
Diluted	$ (0.25)	$(0.12)	$ (0.69)	$(0.10)
Common and common equivalent shares:
Basic	24,630	24,597	24,674	24,332
Diluted	24,630	24,597	24,674	24,332

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Dec 30,	Mar 25,
	2005	2005
Assets
Cash and investments	$89,744	$108,011
Accounts receivable, net	13,014	15,725
Inventories	12,554	13,274
Prepaid expenses and other assets	3,571	2,525
Total current assets	118,883	139,535

Property and equipment, net	21,887	26,318
Software production costs, net	1,750	-
Other assets	1,941	2,623
Total assets	$144,461	$168,476
Liabilities and Stockholders' Equity
Accounts payable	$5,558	$8,602
Other current liabilities	11,170	13,688
Total current liabilities	16,728	22,290

Long term liabilities	856	869
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	102,171	120,611
Total liabilities and stockholders’ equity	$144,461	$168,476